Exhibit 10.3

English Translation

Execution Copy

Date: October 9, 2009

Share Purchase Agreement

Among

King Reach Limited

Great Faith Group Limited

Allstrong Investments Limited

(Hereinafter collectively referred to as the “Sellers”)

And

VODone Limited

(Hereinafter referred to as the “Purchaser”)

And

Dragon Joyce Limited

Jones Day	Certified True Copy
29th Floor Edinburgh Tower	/s/ Lau Yik Chi
The Landmark 15 Queen’s Road	LAU YIK CHI
Central Hong Kong	Solicitor, Hong Kong SAR
Tel: (852) 2526 6895	Jones Day
Fax: (852) 2868 5871	5 NOV 2009

Contents

1. Definitions	4

2. Purchase and Sale of Equity	9

3. Conditions Precedent	9

4. Consideration	11

5. Completion of Purchase	14

6. Undertakings before and after the Completion of Purchase	16

7. Relevant Warranties	18

8. Other Warranties	20

9. Miscellaneous	20

10. Confidentiality	21

11. Notices	21

12. Time and No Waiver	23

13. Partial Invalidity	23

14. Changes and Modification	23

15. Transfer	23

16. Entire Agreement	23

17. Taxes and Expenses	24

18. Legal Validity	24

19. Governing Law, Jurisdiction and Process Agent	24

20. Validity , Text and Miscellaneous	25

Schedule 1	28

Part I: Details of the Company	28

Part II: Details of the Sellers	29

Part III: Details of the Purchaser	29

Part IV: Details of China Wave Group Limited	30

Part V: Details of Beauty Wave Limited	30

Part VI: Details of Uni-Force Development Limited	31

Part VII: Details of Huiyou Digital (Shenzhen) Limited	31

Schedule 2	32

THIS AGREEMENT is entered into on October 9, 2009 by and between the following parties:

(1)         Sellers set forth in Part II of Schedule 1 (the “Sellers”);

(2)         Purchaser set forth in Part III of Schedule 1 (the “Purchaser”).

WHEREAS:

(A)                                   VODone Limited (the “Purchaser”), a company listed on the main board of Hong Kong Stock Exchange, in the capacity of Purchaser or its nominee, intends to purchase seventy percent (70%) of the equity in Dragon Joyce Limited (the “Company”) (a limited liability company incorporated in British Virgin Islands) from the Sellers at a consideration by means of cash consideration equivalent to RMB 168,000,000 and issuing consideration shares. Through the ownership of the Company, the Purchaser will obtain shareholding of the Company’s subsidiaries, including Beauty Wave Limited (“Beauty Wave”), Uni-Force Development Limited (“Uni-Force Development”) and Huiyou Digital (Shenzhen) Limited (a wholly foreign-owned enterprise incorporated in PRC), and obtain relevant service fees and software sale fees in accordance with the Exclusive Business Cooperation Agreement between Huiyou Digital and Shenzhen KKFun Software Development Co., Ltd. (“KKFun”).

(B)                                   As at the date hereof, the Company’s authorized share capital is USD 50,000, all divided into common shares with a par value of USD 1 per share. There are 1,000 shares of issued capital stock outstanding, of which 700 shares to be sold by the Sellers (i.e. seventy percent (70%) of the issued capital stock) are beneficially owned by the Sellers. Further information about the Company is provided in Part I of Schedule 1.

(C)                                   The details of the Sellers and the Purchaser are given in Part II and Part III of Schedule 1.

(D)                                   The details of China Wave are set forth in Part IV of Schedule 1.

(E)                                    The details of Beauty Wave are set forth in Part V of Schedule 1.

(F)                                     The details of Uni-Force Development are set forth in Part VI of Schedule 1.

(G)                                   The details of Huiyou Digital are set forth in Part VII of Schedule 1.

(H)                                  The Purchaser and the Sellers sign this Agreement and buy and sell the Sold Shares in accordance with the terms hereof.

NOW, THEREFORE, the parties hereto agree as follows:

1.              Definitions

Unless the context otherwise requires, the following terms in this Agreement (including the schedules described above) shall have the following meanings:

Purchaser means VODone Limited, the purchaser listed in Part III of Schedule 1.

VODone means “VODone Telemedia Limited”, which is an enterprise incorporated in PRC and a strategic partner of the Purchaser.

Sellers mean King Reach Limited, Great Faith Group Limited and Allstrong Investments Limited, which are the sellers listed in Part II (A) of Schedule 1.

Company means Dragon Joyce Limited, the company listed in Part I of Schedule 1.

China Wave means China Wave Group Limited, the further details of which are set forth in Part IV of Schedule 1.

Beauty Wave means Beauty Wave Limited, the further details of which are set forth in Part V of Schedule 1.

Uni-Force Development means Uni-Force Development Limited, the further details of which are set forth in Part VI of Schedule 1.

Huiyou Digital means Huiyou Digital (Shenzhen) Limited, the further details of which are set forth in Part VII of Schedule 1.

Company Group at the time of the signature hereof, means the Company, China Wave, Beauty Wave and Uni-Force Development; after the “Group Restructuring”, means the Company, China Wave, Beauty Wave, Uni-Force Development and Huiyou Digital.

Group Restructuring means the process whereby the Company Group completes company restructuring, involving Uni-Force Development, the overseas shareholder of Huiyou Digital, finishing the processes of equity transfer and change of shareholders and therefore legally and validly becomes a shareholder of Huiyou Digital.

This Agreement means this Agreement entered into in respect of the purchase and sale of the Sold Shares, as amended from time to time subject to the consent of the parties hereto.

Sold Shares means the 700 common shares with a par value of USD 1 in the issued capital stock of the Company, accounting for 70% of the Company’s issued shares.

Completion of Purchase means the process whereby the purchase of the Sold Shares is completed in accordance with the terms and conditions hereof.

Completion Date of Purchase means the third business day after all the conditions listed in Article 3.2 hereof are completely met or effectively waived by the Purchaser or a later date as agreed upon by the Purchaser and the Sellers.

Consideration Shares mean the newly issued shares of VODone Limited which are to be allotted and issued to the Sellers according to Article 4 hereof.

Price of Consideration Shares means the issue price of each of the Consideration Shares, namely, HKD 1.5.

Total Consideration of Sold Shares means the monetary sum of the value of the Consideration Shares and cash consideration.

Relevant Warranties mean the representations, warranties and undertakings listed in Schedule 3, and any other representation, warranty and undertaking made by the warrantor hereunder.

Audit Data mean the audited financial data regarding the Company that are issued by an auditor accepted by the Purchaser.

Profit Target means the guarantee made by the Sellers to the Purchaser with respect to the actual audited pre-tax profit of the Company as listed in Article 4.3 hereof.

Actual Audited Pre-Tax Profit means the pre-tax profit in the audited consolidated financial statements prepared by the Company for the period starting on January 1 of each year and ending on December 31 of the same year in accordance with the generally accepted accounting principles and practices of Hong Kong.

Profit Goal means the actual audited pre-tax profit of the Company Group promised to the Purchaser by the Sellers as listed in Article 4.4 hereof

Qualified Listing refers to the Company Group (including but not limited to the listing of the members of the Company Group or any of their main business on an internationally accepted exchange), whose market value shall not be less than RMB

1.6 billion (RMB 1,600,000,000) when the listing is completed.

Force Majeure means any event, condition or circumstance which is unforeseeable, unavoidable for one party and is beyond the control of such party not due to its intention or negligence. Such event, condition or circumstance includes but is not limited to war, blockade, embargo, civil strife, armed conflict, strike, riot, infectious disease, quota, changes in law, forfeiture, action or omission of government, rebellion and fight or any other cause or circumstance beyond the control of such party.

Management means the directors, general manager and senior management personnel that participate into the business operations of the Company Group, and the specific personnel involved shall be decided by the directors of the Company.

Bonus mean the bonus to be paid to the Management by the Company for the portion of profits fulfilled in excess of the profit target as listed in Article 4.3.3 hereof.

Taxes include (i) all forms of taxes, duties, imposts, levies, rates or other payable taxes created or imposed by the tax, customs or financial authorities of any country or region at any time, including but not limited to, profits tax, provisional profits tax, interest tax, salaries tax, property tax, income tax, value-added tax, capital tax, stamp duty, payroll tax, rates, customs and sales tax as well as other similar liabilities; and (ii) all interests, fines, expenses, fees and expenditures attached to or in connection with the payable taxes or arising from the cancellation of tax reliefs.

Deed of Tax Indemnity means the deed of tax indemnity to be entered to by the Sellers (as the indemnitor), the Purchaser and the Company Group at the time of the Completion of Purchase.

Shareholders’ Agreement means the Shareholders’ Agreement executed by the Sellers, the Purchaser and the Company at the same time of executing this Agreement to jointly serve as shareholders of the Company.

Equity Pledge Agreement means the equity pledge agreement executed by the Sellers, the Purchaser and the Company at the same time of executing this Agreement with respect to the Sellers’ putting of their equity in the Company in pledge.

Confidential Information means this Agreement and the matters hereunder, as well as any document, data or information in connection with such matters as disclosed in accordance with Article 10 hereof.

Management Accounts mean the unaudited consolidated balance sheets of the Company as at the time of management accounts and the unaudited consolidated income sheets of the Company from January 1, 2009 (or the date of incorporation, if he Company was incorporated after January 1, 2009) till the date of management accounts, the copies of which are attached to the Schedule 6 hereto and are executed by the Sellers and Purchaser for identification purposes.

Date of Management Accounts means October 5, 2009.

Transaction Accounts mean the unaudited consolidated balance sheets prepared by the Company according to the Hong Kong generally accepted accounting principles and practices as at the date of transaction accounts, as well as the unaudited consolidated income sheets of the Company during the period starting from the incorporation of the Company and ending on the date of transaction accounts.

Date of Transaction Accounts mean October 15, 2009 or any other date confirmed by the Sellers and the Purchaser.

The Accounts mean Management Accounts and Transaction Accounts.

Disclosure means information that is completely, reasonably, specially and accurately disclosed in writing in this Agreement and/or the Accounts.

Encumbrance means any mortgage, hypothecation, pledge, lien on any property, asset or right of whatsoever nature as well as pledge burden other than those specified by law or arising from the operation of law, prior or security interest, deals with deferred payment, retention of title, lease, deal or sale-lease-back or any other similar arrangement, including any agreement in connection with any of the foregoing.

Persons Acting in Concert shall have the meaning assigned by the Code.

Business Day means a day (other than Saturday, Sunday, public holidays and any day on which a tropical cyclone warning No.8 or above or a “black” rainstorm warning signal is hoisted or remains hoisted between 9:00 a.m. and 12:00 noon and is not lowered at or before 12:00 noon ) on which the banks are open for business in Hong Kong.

SEHK means Stock Exchange of Hong Kong.

Listing Rules mean the Listing Rules of SEHK’s securities main board, as amended from time to time.

Listing Committee means the Listing Committee of SEHK.

SFC means Hong Kong Securities and Futures Commission.

Code means the Hong Kong Code on Takeovers and Mergers.

Hong Kong means Hong Kong Special Administrative Region of the People’s Republic of China.

China means the People’s Republic of China (excluding Hong Kong and Macao SARs and Taiwan, unless the context otherwise requires).

Hong Kong dollar means the lawful currency of Hong Kong.

Renminbi means the legal currency of the People’s Republic of China.

2. Purchase and Sale of Equity

Subject to the terms and conditions hereof, the Sellers will, in the capacity of beneficial owners, sell, while the Purchaser will buy the Sold Shares, which shall be free and clear of any claim, mortgage, lien, charge, other security or encumbrances or third party interests upon Completion of Purchase, and the foregoing provision also applies to all the interests attached to the Sold Shares, including the dividends and distributions declared, made or paid after the date hereof.

3. Conditions Precedent

The Completion of Purchase shall be subject to the following conditions precedent:

3.1.1                            There is no fact or circumstance that constitutes or might constitute a breach of the relevant warranties; moreover, the representations, warranties and undertakings made by the Sellers hereunder, at the time of the Completion of Purchase, are still true, accurate and not misleading in all respects, as if such relevant representations, warranties and undertakings are made again at the time of the Completion of Purchase and at any time during the date hereof and the time of the Completion of Purchase;

3.1.2                             The Purchaser has received the most up-to-date Certificate of Good Standing showing the good standing of the Company issued by British Virgin Islands Registry of Corporate Affairs (the renewal date must fall within 7 business days prior to the Completion Date of Purchase) as well as the Certificate of Incumbency issued by the Company’s registered agent listing the Company’s directors, secretary (if any) and shareholders and their respective equity in the Sellers;

3.1.3                             The legal opinion issued by a British Virgin Islands attorney designated by the Purchaser with respect to the lawful incorporation and valid existence of the Sellers, the Company, China Wave and Beauty Wave, shall have the form and content reasonably satisfactory to the Purchaser (the legal opinion issued with respect to the Sellers and the Company shall cover the validity of this Agreement and relevant agreements hereunder, including Shareholders’ Agreement and Equity Pledge Agreement entered into the Sellers and/or the Company);

3.1.4                             A Chinese attorney designated by the Sellers issues a legal opinion with respect to the valid existence and shareholders’ details of Huiyou Digital as well as regarding the legal validity of Asset Acquisition Agreement and Exclusive Business Cooperation Agreement concluded by Huiyou Digital and KKFun, in the form and content reasonably satisfactory to the Purchaser;

3.1.5                             The Purchaser has finished its due diligence of the Company Group;

3.1.6                             The Listing Committee of SEHK has approved the allotment, issuance and listing of the Purchaser’s Consideration Shares, and all necessary approvals, consents and exemptions have been obtained for the Transaction from the regulatory authorities and other relevant third parties, and such approvals, consents and exemptions remain in force and effect;

3.1.7                             Other approvals, consents and exemptions have been obtained for the Transaction Contemplated herein and other relevant matters and remain in effect (if necessary).

3.1.8                             If the Purchaser deems necessary, the Sellers shall effectively sign an agreement with the Purchaser with respect to the arrangements in Article 4.2.4 in the form acceptable and satisfactory to the Purchaser.

3.1.9                            The Sellers shall procure that the Company Group ceases to bear any debt (including but not limited to shareholder loans or contingent liabilities). The taxes and fees incurred by the Sellers for satisfying the requirements of this Article (including but not limited to the satisfaction by the Sellers of the requirements in this Article through exemptions) shall be borne by the Sellers and be within the compensation scope of the Deed of Tax Indemnity.

3.2           The Company Group has completed company restructuring, and Uni-Force Development, as the shareholder of Huiyou Digital, has finished the procedures of equity transfer and change of shareholders and therefore lawfully and validly becomes the shareholder of Huiyou Digital.

3.3           In order to facilitate the fulfillment of all the conditions precedent listed in Article 3.1 and Article 3.2 hereof, the Sellers shall assist the Purchaser in filing with SEHK and SFC or other relevant regulatory authorities the documents and materials required by the Listing Rules, the Code or other applicable rules, codes or regulations, regardless of whether they are related to the documents on the Completion Date of Purchase and other notices, circular letters or other documents.

3.4           The Purchaser shall have the right to notify the Seller of its waiver of any of the conditions precedent listed in Article 3.1 and Article 3.2 hereof in writing at any time. In case any of the conditions precedent listed in Article 3.1 and Article 3.2 hereof fails to be fulfilled within 90 business days upon signature of this Agreement or prior to a later date as agreed upon by the Sellers and the Purchaser in writing, the Purchaser may choose to (i) continue to complete the Transaction without prejudice to its rights; or terminate this Agreement, rendering this Agreement (except Article 10) no longer effective and annulled; except for the breaches that have happened prior to the date of termination, neither party may make any claim or indemnity against the other parties.

4. Consideration

4.1           The consideration of the Sold Shares is RMB 168,000,000 (or RMB 240,000,000 according to the valuation of the Company). The Purchaser shall pay the consideration in the form of Consideration Shares and cash consideration according to the following terms on the Completion Date of Purchase.

4.1.1                             Payment of Consideration Shares: at the time of the Completion of Purchase, the Purchaser must allot and issue the Consideration Shares to the Sellers (the quantity of the Consideration Shares of each of the Sellers is listed in Part I of Schedule 2) according to the price of each consideration share, while such Consideration Shares, when allotted and issued to the Sellers, shall be booked and listed as fully paid-up and will rank in all respects equally with the issued shares of the Purchaser then; and

4.1.2                             Payment of cash consideration: at the time of the Completion of Purchase, the Purchaser must pay HKD 40,000,000 to the Sellers in cash (the amounts of the cash of the Sellers are listed in Part II of Schedule 2).

4.2           The Sellers understand and confirm that, the Consideration Shares determined according to their respective percentages in the Consideration Shares are subject to the following lock-up periods:

4.2.1                             One third of the Consideration Shares of the Sellers, namely, 33,596,444 shares, may be freely transferred.

4.2.2                             If the audited and confirmed profit of the Company for the year of 2010 reaches the Profit Target agreed herein, an additional amount no more than 33,596,444 Consideration Shares may be freely transferred; if the audited and confirmed profit of the Company for the year of 2010 fails to reach the Profit Target agreed herein, such portion of Consideration Shares may only be freely transferred subject to the adjustment made in Article 4.3.2 hereof.

4.2.3                             If the audited and confirmed profit of the Company for the year of 2011 reaches the Profit Target agreed herein, an additional amount no more than 33,596,445 Consideration Shares may be freely transferred; if the audited and confirmed profit of the Company for the year of 2011 fails to reach the Profit Target agreed herein, such portion of Consideration Shares may only be freely transferred subject to the adjustment made in Article 4.3.2 hereof.

4.2.4                             The Sellers shall enjoy all the rights given to the holders of the Consideration Shares within the lock-up periods, including but not limited to the exercise of voting rights. The Sellers shall agree to put the Consideration Shares restricted by the lock-up periods under the Purchaser’s custody, and the Sellers shall also agree that the dividends to be distributed regarding the Consideration Shares within the lock-up periods shall be first paid to the joint account of the Sellers and the Purchaser, and such portion of dividends and Consideration Shares will not be delivered to the Sellers until relevant portions of Consideration Shares can be freely transferred. In case the Sellers fail to reach the Profit Target agreed herein, the Sellers shall, under the Purchaser’s instructions, procure that the Purchaser can handle such Consideration Shares in accordance with Article 4.3.2.

4.3           Relevant profit targets that the Sellers promise to the Purchaser are as follows:

4.3.1                             The Sellers undertake to the Purchaser that, during the following consideration adjustment periods, the actual audited pre-tax profits of the Company Group are:

Consideration Adjustment Periods	Profit Targets
October 1, 2009 — December 31, 2009	RMB 13.75 million
January 1, 2010 — December 31, 2010	RMB 71.50 million
January 1, 2011 — December 31, 2011	RMB 85.80 million

4.3.2                             In any case, during any period within the time frame commencing from October 1, 2009 and ending on December 31, 2011, the actual audited pre-tax profit of the Company Group is less than any of the above profit targets, the consideration of the Sold Shares will be properly adjusted according to the following formulae.

4.3.2.1                   The number of Consideration Shares to be put under the free disposal of the Purchaser = (profit target – actual audited pre-tax profit) (converted into HKD based on the exchange rate at the time of redemption)/price of Consideration Shares. The Purchaser then has the absolute power to freely dispose of the above Consideration Shares in such manner as it deems fit (disposal methods include but are not limited to redemption or sale). Therefore, the Sellers hereby irrevocably appoint the Purchaser as their agent to handle all the matters necessary for the adjustment in the consideration of the Sold Shares as provided in Article 4.3, including but not limited to execution of documents, sale of such Consideration Shares and disposal of the income from the sale of such Consideration Shares, and so on. The stamp duty arising from the adjustment in the consideration of the Sold Shares as specified in Article 4.3 shall be solely borne by the Purchaser.

4.3.2.2                   In case the above the Consideration Shares are insufficient to make up the relevant difference, the Sellers will use their remaining interests in the Company to compensate the Purchaser. The equity valuation of the Company is 100% equity valuation listed in Article 4.1 hereinabove.

4.3.2.3                   However, if any profit target fails to be fulfilled due to any event of Force Majeure, the relevant profit target can be adjusted by the Sellers and the Purchaser through negotiation or the Purchaser may waive the profit target for the same year.

4.3.2.4                   In case the Company Group is qualified for listing during any consideration adjustment period, the consideration adjustment will be terminated. Then, the Purchaser shall deliver to the Sellers the original Consideration Shares that are still subject to the lock-up periods together with the distributed dividends.

4.3.3                             If the actual audited pre-tax profit of the Company exceeds the corresponding profit target within any year during 2009 — 2011, the Purchaser agrees to give appropriate rewards to the Management according to the following incentive mechanisms:

4.3.3.1                   Where the Company Group overfulfills the profit target by more than twenty-five percent (25%) to fifty percent (50%), the Company will pay bonuses to its Management in cash according to the following calculation formula:

Bonus = (actual audited pre-tax profit – profit target x 1.25) x 0.85 x 0.2

4.3.3.2                   Where the Company Group overfulfills the profit target by more than fifty percent (50%), the Company will pay additional bonuses to its Management in cash according to the following calculation formula:

Bonus = (profit target x 1.5 – profit target x 1.25) x 0.85 x 0.2 +

(actual audited pre-tax profit – profit target x 1.5) x 0.85 x 0.25

4.3.3.3                   The Management shall also be entitled to receive the above bonuses in the form of the Company’s shares instead of cash (“Bonus Stock”, such bonus stocks shall be calculated based on five-fold valuation of the total after-tax profit of the Company Group for this year (namely, the net profit of 2010 or 2011 x5), the total amount of the bonus stocks issued by the Company may not cumulatively exceed 3% of the issued capital stock of the Company at that time). The portion not paid in bonus stocks will be paid to the Management of the Company in cash.

4.3.3.4                   The incentives to be given to the Management of the Company during a consideration adjustment period will be implemented according to the above incentive mechanisms, and the above-mentioned bonuses and bonus stocks will be paid within 30 days upon issuance of the audited profit amount during such consideration adjustment period.

4.3.3.5                   The incentive mechanism of the Company after the conclusion of a consideration adjustment period will be determined according to the overall incentive mechanism of the Purchaser. For avoidance of ambiguity, if such consideration adjustment period expires due to Article 4.3.2.4, the above incentive mechanism shall terminate at the same time.

5. Completion of Purchase

5.1           After the conditions precedent listed in Article 3.1 and Article 3.2 have been satisfied or validly waived by the Purchaser, the Completion of Purchase will take place in the Hong Kong office of the Purchaser’s attorney or other place as agreed upon by the Purchaser and the Sellers at 4:00 p.m. on the date of the Transaction. At that time, all actions and requirements listed in Article 5.2 shall be taken and complied with.

5.2           At the time of the Completion of Purchase, the Sellers must submit or cause to be submitted to the Purchaser the following documents:

5.2.1                             The Sellers’ written confirmation letter confirming that, to the knowledge of the Sellers, there is no circumstance that breaches or is not compliant with any representation, warranty and undertaking hereunder;

5.2.2                             The copies of the minutes of board of directors meetings of the Company mentioned in Article 5.3, which are executed by directors of the Company and certified as accurate and complete;

5.2.3                             The instrument of share transfer duly executed by the Sellers with respect to the transfer of Sold Shares in favor of the Purchaser;

5.2.4                             Original share certificate of the Sold Shares;

5.2.5                             Transaction accounts and the Company Group’s updated statutory records (including financial records), register of shareholders, register of directors, register of secretaries, minutes of meetings, stock certificate book, check books, monthly bank statements and other documents related to the Company’s account, account books, contracts, deeds, tax reports, insurance contracts, bank statements, current business registration certificate (if any) and all other books, records and documents of the Company;

5.2.6                             The Company Group’s certificate of incorporation, business registration certificate, business license, memorandum and articles of association, steel and rubber stamps;

5.2.7                             Other documents reasonably required by the Purchaser to grant the Purchaser the proper ownership of the Sold Shares and make the Purchaser the registered holder and beneficial owner of the Sold Shares (including delivering the paid-up capital of the Sold Shares to the Purchaser in cash or any other form agreed by the Purchaser and the Sellers);

5.2.8                             The Deed of Tax Indemnity duly executed by the Purchaser and the Sellers containing the main clauses listed in Schedule 4 or another Deed of Tax Indemnity in the form acceptable and satisfactory to Purchaser;

5.2.9                             Copies of the following documents (if requested by the Purchaser, such copies shall be certified as accurate and complete copies):

(i)                 The business license of enterprise legal person for Huiyou Digital issued by the Chinese administration for industry and commerce with proper examination and approval authority;

(ii)              Approval certificates regarding Huiyou Digital issued by competent Chinese commerce departments with examination and approval authority; and

(iii)           Capital verification reports or other certificates issued by a Chinese accounting firm recognized by Chinese laws, proving that the registered capital of Huiyou Digital has been fully paid up and complies with all applicable Chinese laws and regulations; and

5.2.10                      Documents referred to in Articles 3.1.1 — 3.1.4 and Articles 3.18 — 3.19.

5.3           The Sellers must cause the Board of Directors of the Company to hold a meeting to approve the following matters:

5.3.1                             Approving the transfer of the Sold Shares to the Purchaser and approving the registration of such transfer; urging the Company to change, and causing Beauty Wave and China Wave to change the Purchaser’s representative into their contact accepted by the registered agent in British Virgin Islands;

5.3.2                             Upon request of the Purchaser (if the Purchaser so requests), changing all the specimen signatures of the bank accounts of the Company Group;

5.3.3                             Approving the Deed of Tax Indemnity and Approving relevant persons to execute such documents and affix steel stamp thereto on behalf of the Company;

5.3.4                             Appointing the persons designated by the Purchaser as the members of the boards of directors of all members of the Company Group according to the proportions of the Company’s shares to be purchased by the Purchaser; and

5.3.5                             Authorizing such directors of the Company to transact and sign the matters and documents (including but not limited to the execution of all the documents hereunder) as they deem fit or appropriate to give effect to this Agreement.

5.4           Subject to the condition that the Sellers having fulfilled the obligations set forth in Article 5.2 and Article 5.3, the Purchaser must deliver the following to the Sellers at the same time of completing the Transaction:

5.4.1                             Instrument of share transfer duly executed regarding the transfer of the Sold Shares;

5.4.2                             The Deed of Tax Indemnity duly executed by the Purchaser; and

5.4.3                             The Purchaser shall allot and issue 100,789,333 Consideration Shares based on the price of the Consideration Shares in the manner agreed herein and shall pay cash consideration. The issuance application for such Consideration Shares has been approved by SEHK.

5.5           In the event that the Purchaser fails to perform as required by Article 5.4, or the Sellers fail to perform as required by Article 5.2 and Article 5.3, the party that has complied with the above requirements may (without prejudice to any other right or remedy such party is entitled to):

5.5.1                             Postpone the Completion of Purchase to any day within twenty-eight days after the originally scheduled Completion Date of Purchase (the provision of this Paragraph 5.5.1 applies to the Completion of Purchase to be postponed);

5.5.2                             Carry out the Completion of Purchase to the extent that such action does not compromise the rights the Purchaser or the Seller may exercise due to the other party’s failure to perform its obligations hereunder;

5.5.3                             In case the transaction cannot be completed on the Completion Date of Purchase listed in this Article after the signature of this Agreement not due to the fault of the Purchaser or the Sellers, no party may make any claim for damages or any demand for specific performance or compensation against any other party; or

5.5.4                             Terminate this Agreement.

6. Undertakings before and after the Completion of Purchase

6.1           The Sellers hereby undertake to the Purchaser that, from the date of the signature hereof (including) until the Completion Date of Purchase (including), the Company Group will conduct its business as it did in the past. From the date of the signature hereof to the Completion Date of Purchase, the Sellers shall be obliged to ensure that, without the prior written consent of the Purchaser, the Company Group will not engage in any matter listed in Article 6.2.

6.2           Except as disclosed herein, before the Sellers obtain the written consent from the Purchaser, the Company Group will not (and the Sellers will ensure that the Company Group will not):

6.2.1                             Issue or consent to the issuance of any share capital, capital, loan capital, give or consent to the giving of any share option or subscription right;

6.2.2                             Borrow money not in conformity with normal business or commercial terms, including but not limited to executing any contract that causes the Purchaser to have to make long-term undertakings or bear long-term duties, whether directly or indirectly (long terms means a period of three months or longer);

6.2.3                             Enter into any material agreement or participate into any material investment, joint venture, transaction or make any capital commitment or assume any material contingent liabilities (materiality entails RMB 30,000 or above);

6.2.4                             Declare, pay or make any dividend or other distributions;

6.2.5                             Change its authorized share capital, issued share capital, registered capital or total investment amount;

6.2.6                             Make or allow the occurrence of any mortgage, hypothecation, pledge, lien or other encumbrances on its business, property or assets not in accordance with its normal course of business;

6.2.7                             Make or allow the occurrence of any event or thing that results in or might result in the invalidity or cancellation of relevant insurance contracts for its business or assets (if applicable);

6.2.8                             Appoint any new legal representative, director or employ any new employee or change any clause for appointing current directors or employing current employees and consultants;

6.2.9                             Dispose of or allow the disposal of, acquire or allow the acquisition of any material asset or investment not in accordance with its normal course of business and at the market price (materiality entails RMB 30,000 or above);

6.2.10                      Conduct any compromise, composition, waiver, discharge or settlement or waive any relevant right with respect to any civil, criminal, arbitral or other legal processes or any liabilities, claim, action, demand or dispute not in accordance with its normal course of business;

6.2.11                      Conduct any waiver, settlement or write-off with respect to any accounts receivable not in accordance with its normal course of business;

6.2.12                      Pay any debt or sum not in accordance with its normal course of business;

6.2.13                      Make or allow the occurrence of any event or thing that has or might have material negative effect on its assets, financial conditions or business, including but not limited to any company restructuring of the Company Group;

6.2.14                      Consent to or allow the modification of its memorandum and articles of association;

6.2.15                      Enter into or attempt to enter into any lease or quasi-lease not in accordance with its normal course of business;

6.2.16                      Take or allow the taking of any action, negligence or omission, resulting in the liquidation or bankruptcy of the Company Group;

6.2.17                      Take, allow or cause any action, negligence or omission at or before the time of the Completion of Purchase, resulting in a breach of any warranty; or

6.2.18                      Provide guarantee in any form or sign any deed of indemnity with any third party.

6.3           The Sellers shall ensure that the business of the Company Group is consistent with the past operation practices from the date of the signature hereof to the Completion Date of Purchase.

6.4           Unless otherwise expressly provided herein, the Sellers must ensure that the employees of the Company Group will remain in employment at the date of the signature hereof and will continue to serve as the employees of relevant members of the Company Group after the conclusion of the Transaction.

6.5           The Seller and the Management of the Company shall be entitled to designate representatives to enter the senior management of the Purchaser in order to participate in and understand the operation of the Purchaser.

7. Relevant Warranties

The Sellers hereby make the following representations, declarations and warranties to the Purchaser:

7.1           To the best of the Sellers’ knowledge, information and belief formed after a reasonable inquiry, the Sellers are not aware, informed or does not believe that the relevant things related to the representations, declarations and warranties made by the Sellers towards the Purchaser are incorrect, incomplete or inaccurate.

7.2           Except as disclosed to the Purchaser by the Sellers in writing prior to the date of the signature hereof and accepted by the Purchaser in writing, the representations, declarations and warranties made to the Purchaser by the Sellers, including but not limited to the representations, declarations and warranties listed in Schedule 3, shall remain true and accurate as of the date of the signature hereof till the Completion Date of Purchase. The Sellers understand and confirm that the Purchaser enters into this Agreement in reliance upon such representations, declarations and warranties, and the Purchaser shall have the right to deem them as the clauses and provisions hereof and remain so prior to and at the time of the Completion of Purchase.

7.3           The representations, declarations and warranties listed in each paragraph of Schedule 3 shall be deemed separate and independent, unless otherwise expressly specified, the reference to any paragraph of this Agreement or the schedules shall not be limited. Each of the relevant warranties does not affect any other relevant warranty (unless otherwise expressly specified), and any provision of any relevant warranty does not limit the extent and application of any other provision within such relevant warranty.

7.4           On the date of the signature hereof, the Company Group does not directly or indirectly through the trademarks, trade names, enterprise names, domain names or websites of third parties, associates, subsidiaries or other entities, use or apply to register any other character or design similar to the foregoing.

7.5           Before or after the conclusion of the Transaction, the Sellers shall notify the Purchaser of any breach of or any material and substantial inconsistence with such representations, warranties or undertakings as soon as the Sellers are aware of such breach or inconsistence.

7.6           The Sellers agree that, after the completion of the due diligence, the Purchaser shall have the right to change the Schedule 3 according to the results of the due diligence, including but not limited to the addition of corresponding warranty and undertaking clauses.

7.7           Prior to the Completion of Purchase, once it is found that the representations, warranties or undertakings are materially false, misleading or inaccurate or are not completely fulfilled, or the Purchaser is aware of any material inconsistence with any representation, warranty or undertaking, the Purchaser may not be bound to complete the purchase of shares and shall have the right to declare the termination of this Agreement without bearing any liability. The rights granted to the Purchaser by this Article are in addition to and do not affect other rights of the Purchaser (including the claims and compensations due to the breach or default of the Sellers), and the failure by the Purchaser to exercise such rights shall not operate as a waiver thereof.

7.8           Unless otherwise specified herein or except where the Sellers have made written disclosure to the Purchaser and such written disclosure has been accepted by the Purchaser in writing, the Sellers hereby undertake to indemnify and hold the Purchaser harmless from any loss and liability arising from the Sellers’ breach of the representations, warranties and undertakings hereunder, including but not limited to asset value impairment, any sum payable by the Purchaser or the Company Group, or the expenses incurred by such breach, provided, however, that such indemnification may not affect any of the Purchaser’s rights and remedies for the breach of such representations, warranties and undertakings, and such rights and remedies shall be reserved by the Purchaser as a whole. The Sellers shall, according to the requirements of the Purchaser, fully compensate the Purchaser for all the liabilities, damages, expenses, claims, decrease in net asset value or increase in liabilities as well as all reasonable expenditures incurred by, suffered from or arising out of the above circumstances, till the Purchaser is fully compensated, and the amount of the compensation paid to the Purchaser by the Sellers hereunder may not exceed the consideration amount described in Article 4.1 hereof (except for the intention or fraud of the Sellers).

7.9           Unless otherwise provided herein, the representations, declaration and warranties made to the Purchaser by the Sellers shall remain in effect upon Completion of Purchase, and the rights and remedies to which the Purchaser is entitled for the Sellers’ breach of any relevant representation, declaration and warranty may not be affected by the Completion of Purchase, the cancellation of the Transaction hereunder by the Purchaser, the Purchaser’s failure to exercise or delay in exercising any right or remedy, or any other event or thing of whatsoever nature, except the Purchaser formally waives such exercise in writing; the Purchaser’s single or partial exercise of any right may not exclude its further exercise of such right or other rights.

7.10    The Purchaser shall be entitled to take any action against any breach by the Sellers of any representation, declaration or warranty before or after the Completion of Purchase; the Completion of Purchase may not constitute a waiver by the Purchaser of any right in any respect.

8. Other Warranties

8.1           The Sellers must execute, make and perform or cause other persons to execute, make and perform the further actions, contracts, deeds, warranties, instruments and documents reasonably required by the Purchaser to be able to lawfully and validly obtain the ownership, interests and equity of the Sold Shares in accordance with this Agreement free from the influence of any encumbrance.

8.2           The Sellers shall make best efforts to render necessary assistance to the Company in order to facilitate the business development of the Company (including the support in terms of licenses and product categories).

9. Miscellaneous

9.1           The relevant warranties, indemnity clauses and other undertakings hereunder will remain in full force and effect after the Completion Date of Purchase.

9.2           The Sellers and the Purchaser shall respectively bear all their obligations and undertakings hereunder, and any liability incurred by the Sellers or the Purchaser according to this Agreement shall be respectively borne or assumed by the relevant party (moreover, such liability may not be jointly borne together with any other party in any case).

10. Confidentiality

Except with the prior written consent of other parties, no party may (i) disclose to any person other than any party hereto this Agreement and the matters hereunder as well as any document, data or information in connection with such matters; or (ii) make any announcement, press release or other disclosure to general public with respect to this Agreement or the terms hereof. However, the foregoing provision shall not apply if the Listing Rules, the Code and other applicable laws, regulations and policies so require.

10.1                                The Sellers and the Purchaser hereto further agree that, they will not, and procure that, their respective directors, staff, employees, representatives and agents will not disclose the ongoing discussion or the progress of the negotiation or any term, condition and other fact in respect of the sale of the Sold Shares to any person other than those directly participating in the discussion about the sale of the Sold Shares.

10.2                                Each party undertakes to the other party that, at any time after the date hereof, it will not divulge or disclose to any person (other than its professional consultant or statutory or their respective senior staff or employees, whose scope of authority requires the access to relevant materials) the confidential information known to or obtained by such party regarding the other party’s business, accounts or arrangements or other deals, transactions or matters. Each party hereto must do its best to prevent the above confidential information regarding relevant matters from being published or disclosed.

10.3                                Each party hereto confirms that, the confidential information disclosed by one party to other parties shall remain the property of the disclosing party. Upon expiration or termination of the term hereof, or upon written request of the disclosing party, the receiving party shall, and shall cause its representative to immediately return to the disclosing party or destroy all such confidential information (except any copy hereof) provided by the disclosing party in writing and electronic form (including electronic software, CD, disk and so on) to the extent practicable and permitted by law, including deletion of such confidential information from computers or electronic storage devices or systems or any other device containing such confidential information.

10.4                                The Sellers and Purchaser hereto shall take all other necessary, appropriate and feasible measures in order to ensure the confidentiality of such confidential information.

10.5                                The Sellers and Purchaser hereto shall procure that the persons to whom the parties disclose such confidential information will strictly comply with the provisions of this Article.

11. Notices

11.1    All notices, requests or other communications to be given, sent or served hereunder must be made in writing and written in Chinese, and shall be sent or delivered to relevant parties hereto by postage prepaid mail (if addressed to other countries, by airmail), fax or by hand. Relevant notices, requests or other communications must be sent or delivered to the addresses or fax numbers of the parties hereto as listed below (or other addresses or fax numbers designated by such relevant recipients to other parties with a five days prior notice);

To King Reach Limited as a Seller

Address: 3/F, 18 Pak Sha Road, Causeway Bay, Hong Kong

Fax no.: 852 – 3580 0775

Recipient: Board of Directors

To Great Faith Group Limited as a Seller

Address: 3/F, 18 Pak Sha Road, Causeway Bay, Hong Kong

Fax no.: 852 – 3580 0775

Recipient: Board of Directors

To Allstrong Investments Limited as a Seller

Address: Rooms 602 -603, 6/F, Opulent Building, 402 – 406 Hennessy Road, Hong Kong

Fax no.: 852 – 2833 0190

Recipient: Board of Directors

To the Purchaser: VODone Limited

Address: Room 3006, 30/F, Gloucester Tower, The Landmark, 11 Pedder Street, Central, Hong Kong

Fax no.: +852 2869 8960

Attn.: Board of Directors

11.2    All the notices, requests or other communications to be given, sent or delivered hereunder shall be deemed received by any relevant party at the following time (i) if sent by ordinary mail, the third business day following the mailing date; if sent by airmail, the fifth business day following the mailing date; (ii) if delivered by person; at the time of the delivery; and (iii) if sent by fax, immediately after having been sent.

11.3    The communications delivered in the manner specified in Article 11.2 will be deemed served and regarded as the proof of service, for example, the communications have been left with the address of the correspondent/recipient; or the envelope with the correct correspondent address and communication content and with the postage fully paid, has been sent; or the communications have been faxed to the correspondent/recipient, such facts shall be deemed as sufficient proof of service. If the communications are sent by fax, the report of successful delivery printed in the fax machine may be deemed as the proof of service.

11.4    Nothing contained in Article 11 hereof may exclude other communication means permitted by any law.

12. Time and No Waiver

Time is of great importance in any respect for this Agreement. The failure of any party hereto to exercise or its delay in exercising any right conferred by this Agreement shall not operate as a waiver thereof; any single or partial exercise of any right conferred by this Agreement may not preclude any party’s further exercise of such right or any other right, nor shall it compromise or affect the exercise by such party of any right against the other parties hereto regarding the same liabilities (whether jointly and severally with any third party or otherwise). The rights and remedies conferred by this Agreement are in addition to and shall not preclude any right or remedy granted by the law.

13. Partial Invalidity

Should any one or more provisions hereof be or become invalid, illegal, unenforceable or unimplementable in any respect at any time in accordance with any applicable law of the region with competent jurisdiction, the validity, legality and enforceability of the remaining provisions hereof may not be affected or compromised in any respect.

14. Changes and Modification

14.1 Any change, modification or supplement of this Agreement shall be made in writing and subject to the negotiation of the parties hereto. Such change, modification and supplement shall constitute an integral part hereof.

15. Transfer

This Agreement shall be binding upon the parties hereto and their respective successors and assigns. The Purchaser and the Sellers may not transfer their respective rights or obligations hereunder without the prior written consent of other parties hereto.

16. Entire Agreement

This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior contracts, arranges, representations or transactions among the parties hereto with respect to the subject matter.

17. Taxes and Expenses

17.1  The parties hereto must respectively bear all the expenses arising from the drafting, negotiation, execution and performance of this Agreement and all documents incidental to or in connection with the Completion of Purchase (including legal fee).

17.2  The stamp duty and registration fees (if any) in connection with the Sold Shares hereunder shall be equally borne by the Sellers and the Purchaser.

18. Legal Validity

This Agreement will impose legally valid and binding responsibilities on the parties hereto.

19. Governing Law, Jurisdiction and Process Agent

19.1                                This Agreement shall be governed by and construed in accordance with the laws of Hong Kong; with respect to all disputes in connection with or arising out of this Agreement, the parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Hong Kong.

19.2                                The Sellers hereby irrevocably appoint Chengming Consultancy Co., Ltd. (address: 1/F, Sunning Plaza, 10 Hysan Avenue, Causeway Bay, Hong Kong, Tel: 28946622, Fax: 25043308) as its agent (“Sellers’ Agent”) to receive and confirm service of any writ, summons, order, verdict or other legal procedure notices (collectively referred to as “Legal Notices”). Such service shall be deemed completed on delivery to the Sellers’ Agent or to the above address or latest address available by registered mail on the second business day after mailing, or in case there is a mailbox at the above address or the latest address available, such service shall be deemed completed when any legal notice is inserted into such mailbox (whether or not it is forwarded to and received by the Sellers). If the Sellers’ Agent is unable to continue to act as the agent for the Sellers for whatsoever reason, the Sellers shall appoint another agent in Hong Kong for the same purpose and notify the other parties hereto of such appointment in writing in accordance with Article 11. Pursuant to Article 11, unless and until the notice of the appointment of the new agent is received by the other party hereto, any legal notice will be deemed to have been duly and lawfully served on each Seller if duly delivered to the Sellers’ Agent. In case the Sellers fail to provide the details of the above agent when signing this Agreement, the Sellers shall undertake to provide such details to the Purchaser within three days upon the date of signature hereof, otherwise this Agreement shall be treated in accordance with Article 3.4.

20. Validity , Text and Miscellaneous

20.1                                This Agreement shall become valid as of the date when it is signed by the Purchaser and the Sellers.

20.2                                This Agreement is written in Chinese and made in quintuplicate, one copy for each party, and all copies shall be equally authentic.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto on the date first written above.

King Reach Limited	For and on behalf of	(affixed with common seal)
Seal:	(affixed with company chop)

/s/ Chang Tat Joel
Authorised Signature (s)

	Authorized Representative (name):	Chang, Tat Joel

Title:
	Witness (name):	Chu Hei
	Signature:	/s/ Chu Hei

Great Faith Group Limited	For and on behalf of	(affixed with common seal)
(affixed with company chop)

Seal:	/s/ Chang Tat Joel
Authorised Signature (s)

	Authorized Representative (name):	Chang, Tat Joel
Title:
	Witness (name):	Chu Hei

	Signature	/s/ Chu Hei

Allstrong Investments Limited	For and on behalf of	(affixed with common seal)
Seal:	(affixed with company chop)

/s/ Chang Tat Joel
Authorised Signature (s)

	Authorized Representative (name):	Chang, Tat Joel

Title:
	Witness (name):	Chu Hei
	Signature:	/s/ Chu Hei

Purchaser	For and on behalf of	(affixed with common seal)

VODone Limited	(affixed with company chop)
Seal:
/s/ Sin Hendrick
Authorised Signature (s)

Authorized Representative (name):	Sin Hendrick

Title:	director

Witness (name):	/s/ Lau Yik Chi

Signature:	Lau Yik Chi
Solicitor, Hong Kong SAR
Jones Day

Schedule 1

Part I: Details of the Company

Name:	Dragon Joyce Limited (“Company”)

Place of incorporation:	British Virgin Islands

Registration number:	1525946

Date of incorporation:	March 25, 2009

Registered office:	British Virgin Islands

Authorized share capital:	USD 50,000, divided into 50,000 common shares with a par value of USD 1 per share

Issued share capital:	USD 1,000, divided into 1,000 common shares, with a par value of USD 1 per share

Shareholders:
	Name	Shareholding Quantity and Percentage
	1. King Reach Limited (“King Reach”)	833 (83.3)%
	2. Great Faith Group Limited (“Great Faith”)	96 (9.6)%
	3. Allstrong Investments Limited (“Allstrong”)	71 (7.1)%

Director (s):	MUROTA, Wataru

Main business:	investments and holdings

Part II: Details of the Sellers

The “Sellers” are:

The Sellers	Equity in the Company (approximate number)	Number of Sold Shares	Proportion of the Sold Shares in the Company

1. King Reach Limited (“King Reach”)	83.3%	583	58.34%

2. Great Faith Group Limited (“Great Faith”)	9.6%	46	4.58%

3. Allstrong Investments Limited (“Allstrong”)	7.1%	71	7.08%

Total	100%	700	70%

Part III: Details of the Purchaser

Name:	VODone Limited (“Purchaser”)

Date of incorporation:	August 12, 1991

Place of incorporation:	Bermuda

Company category:	a limited liability company listed in Stock Exchange of Hong Kong (SEHK) (stock code 00082)

Registration no.:	16679

Registered address:	Room 3006, 30/F, Gloucester Tower, The Landmark, 11 Pedder Street, Central, Hong Kong

Directors:	Executive directors:
Dr. Zhang Lijun (chairman)
Ms. Wang Chun
Mr. Yu Kangzhu
Mr. Xian Handi

Independent non-executive directors:
Dr. Lu Hailin
Mr. Wang Zhichen
Mr. Wang Lin’an

Authorized share capital:	HKD 500,000,000.00 (HK$ 500,000,000.00), divided into 500,000,000.00 common shares, with a par value of HKD 0.01 (HK$ 0.01) per share

Issued share capital:	HKD 20,656,586.63 (HK$ 20,645,586.63), divided into 2,065,658,663 common shares, with a par value of HKD 0.01(HK$ 0.01) per share (as at September 30, 2009)

Part IV: Details of China Wave Group Limited

Name:	China Wave Group Limited

Place of incorporation:	British Virgin Islands

Registration no.:	1545797

Date of incorporation:	August 28, 2009

Registered office:	British Virgin Islands

Authorized capital:	USD 50,000, divided into 50,000 common shares, with a par value of USD 1 each share

Issued share capital:	USD 1, divided into 1 common share with a par value of USD 1

Shareholder Name	Shareholding Quantity and Percentage
1. Dragon Joyce Limited	100%

Director (s):	MUROTA, Wataru

Main business:	investments and holdings

Part V: Details of Beauty Wave Limited

Name:	Beauty Wave Limited

Place of incorporation:	British Virgin Islands

Registration no.:	1524345

Date of incorporation:	March 12, 2009

Registered office:	British Virgin Islands

Authorized capital:	USD 50,000, divided into 50,000 common shares, with a par value of USD 1 each share

Issued share capital:	USD 1, divided into 1 common share with a par value of USD 1

Shareholder Name	Shareholding Quantity and Percentage
1. Dragon Joyce Limited	100%

Director (s):	MUROTA, Wataru

Main business:	investments and holdings

Part VI: Details of Uni-Force Development Limited

Name:	Uni-Force Development Limited
Place of incorporation:	Hong Kong
Registration no.:	1354772
Date of incorporation:	July 23, 2009
Registered office:	2/F, Pak Sha Road, Causeway Bay, Hong Kong
Authorized capital:	HKD 10,000 (HK$ 10,000), divided into 10,000 common shares, with a par value of HKD 1 (HK$ 1) each share
Issued share capital:	HKD 1 (HK$ 1), divided into 1 common share with a par value of USD 1 (HK$ 1)
Shareholder Name	Shareholding Quantity and Percentage
China Wave Group Limited	100%

Director (s):	MUROTA, Wataru
Main business:	investments and holdings

Part VII: Details of Huiyou Digital (Shenzhen) Limited

Name:	Huiyou Digital (Shenzhen) Limited
Place of incorporation:	China
Registration no.:	440301503232643
Date of incorporation:	July 6, 2007
Registered office:	14D, Cuilan Building, North Dongmen Road, Luohu District, Shenzhen
Total investment:	HKD 550,000
Registered capital:	HKD 550,000
Shareholder Name	Shareholding Quantity and Percentage
Uni-Force Development Limited	100%

Director:	Hu Jingshao
Main business:

technical development, wholesale, import & export and relevant auxiliary business of digital products and mechanical equipment (the commodities involving quota license management and special control shall comply with applicable national regulations)

Schedule 2

Part I: Consideration Shares

The Sellers	Number of Consideration Shares
1. King Reach	90,880,000
2. Great Faith	8,345,333
3. Allstrong	1,564,000
Total	100,789,333

Part II: Cash Consideration

The Sellers	Cash Amount (HKD)
1. King Reach	23,000,000
2. Great Faith	—
3. Allstrong	17,000,000
Total	40,000,000

Schedule 3
Warranties

Part I: General Warranties

1. Sold Shares

1.1           The Sellers are the registered shareholders and beneficial owners of the Sold Shares and have obtained all necessary permissions and approvals to acquire, hold and sell the Sold Shares (including but not limited to the approvals of relevant commerce departments and foreign exchange management departments in case any of the Sellers’ ultimate owner(s) is a Chinese resident).

1.2           The Sold Shares are not subject to any right to buy, lien, mortgage, pledge and any other encumbrance, and the Sellers undertake not to give or allow the occurrence of any of the above interests before the Purchaser (or its nominee) is registered as the registered shareholder of the Sold Shares.

1.3           The Sold Shares account for seventy percent (70%) of the Company’s issued share capital. The issuance of the Sold Shares is valid while the payable share capital of the Sold Shares is fully paid up, and the Sellers will deliver such paid-up share capital to the Purchaser in cash or in any other form agreed upon by the Purchaser and the Sellers at the time of the Completion of Purchase.

1.4          Except where the approval of the Board of Directors of the Company is required, the sale and transfer of the Sold Shares are not subject to the consent of any third party.

2. Sellers

2.1           The Sellers have full civil capacity to enter into this Agreement and perform the obligations hereunder (including but not limited to the transfer of all the rights and interests in the Offered Sales to the Purchaser). The conclusion of this Agreement and performance of the obligations hereunder by the Sellers are not subject to the consent or approval of any third party.

2.2           Upon execution, this Agreement shall constitute legal, valid and binding obligations upon the Sellers.

2.3           The conclusion of this Agreement, sale of the Sold Shares and performance of the obligations hereunder by the Sellers will not contravene or violate any law, order or agreement binding upon the Sellers, or any judgment, ruling, injunction, order, decision and verdict made by any court, arbitral tribunal, administrative and governmental agencies.

2.4           None of the Sellers has taken any action that might cause its bankruptcy, nor have it taken, filed, intended to file or face any legal process or suit that might result in the bankruptcy of the Sellers.

3. Accuracy of Information

3.1           All information given herein (including the preface and the schedules) are true, complete and accurate.

3.2           All information regarding the Company Group provided to the Purchaser and its professional consultant by the Sellers, any staff and employee of the Company Group during the consultation prior to the execution hereof, were when given and on the date hereof are true and accurate. The Sellers did not omit to disclose, in writing, to the Purchaser or its professional consultant, any fact, event or circumstance that might cause such information to be untrue, inaccurate, misleading or reasonably affect the Purchaser’s intention to continue the purchase of the Offered Sales in accordance with the terms of this Agreement.

4. The Accounts

4.1           Unless otherwise disclosed, the Accounts are prepared in accordance with applicable laws and regulations using good and generally accepted accounting principles and generally applicable standards, are complete and accurate in all respects, and truly and fairly indicate the financial conditions of the Company during relevant accounting periods, including its assets and liabilities; and:

(1)             The Accounts will disclose all the actual liabilities and capital commitments during relevant accounting periods (including contingent, unquantifiable or disputed liabilities) and make full provisions or reserves for such liabilities;

(2)             The Accounts have made provisions or reserves for all taxes that need or is likely to be borne by the Company Group with respect to profit, income, revenue, proceeds, transfer, event or the Transaction;

(3)             The Accounts have not been affected by any noncurrent or special items.

4.2          To the best knowledge of the Sellers, the net asset value, payables, book liabilities and inventory value of the Company Group will not be less than the amount of value of the net asset value, payables, book liabilities and inventory value stated in the Accounts.

4.3           Except the liabilities stated in the Accounts and those disclosed to the Purchaser in writing, the Company Group has no liabilities as at the date hereof (whether short-term, medium-term or long-term, actual or contingent liabilities).

5. Taxes

To the knowledge of the Sellers:

5.1           The Accounts have made adequate provisions for the taxes payable by the Company Group (including deferred or provisional taxes). All contingent liabilities as at the relevant accounting date that might be assessed against any transaction, matter or omission or any income, profit or gain earned, accrued or collected on or before relevant accounting date will be provided for or disclosed in the Accounts.

5.2           As of relevant accounting date, no further tax liabilities or contingent tax liabilities arise, except for those arising in the deals in normal course of business.

5.3           With respect to taxes, all tax reports to be made by the Company Group have been made and submitted in accordance with applicable regulations, and such tax reports haven not aroused any dispute. In the facts known to the Company, its directors and the Sellers, there is no dispute or claim arising from taxes, and there is no loss of any relief or interest that can be enjoyed otherwise.

5.4           The Company Group has paid all taxes to the competent tax authorities by the maturity date and is therefore not obliged to pay any penalty or interest with respect to such taxes. Without prejudice to the above warranties, the Company Group has made all deductions and withholdings with respect to or due to taxes as specified or permitted by the provisions of relevant regulations, including but not limited to interest or other annual payments, royalties, rent, remuneration payable to employees or subcontractors (if applicable) or payments made to non-residents. The Company Group has notified the competent financial authorities of the deductions or withholdings made by it regarding any tax under appropriate circumstances.

5.5          The Company Group has accepted any property transfer that results in or is likely to result in any estate duty or any claim, assessment or demand that might give rise to estate duty under Article 35 of Estate Duty Ordinance (Chapter 111 of Laws of Hong Kong) or any similar ordinance of any other jurisdiction; any property or asset of the Company Group is not subject to any mortgage or potential mortgage under Article 18 or Article 43 (6) of Estate Duty Ordinance or any similar ordinance of any other jurisdiction.

5.6       The Company Group has no employee or staff member or former employee or former staff member, and before or after the date of the signature hereof, the Company Group has no interest, annuity, royalty, rent and other annual payments paid or payable based on its existing liabilities; as regards the profits tax, the foregoing may be or will be used for calculating the profits of the Company or regarded as the expenditure of the Company’s income in accordance with the tax regulations in effect on the date of the signature hereof, so as to serve the purpose of reduction and exemption of profits tax.

5.7       From the relevant accounting date of the Accounts till the Completion Date of Purchase, there will be no action or omission that might give rise to any claim under the Deed of Tax Indemnity.

6. Matters Related to Company Group

6.1           The Company Group has been duly incorporated and validly existing under the laws of the jurisdiction of their incorporation, and have all powers, authority and legal rights to own their assets and conduct business; they haven not suffered receivership or liquidation or taken measures for liquidation, no one has filed a petition for the winding-up of the Company, and there is no ground based on which any petitioner or applicant may wind up the Company or appoint a receiver for the Company.

6.2

(i)              Except all the equity in China Wave and Beauty Wave, the Company does not own and has never owned the equity in any other company or enterprise;

(ii)           Except all the equity in Uni-Force Development, China Wave does not own and has never owned the equity in any other company or enterprise;

(iii)        Except all the equity in Huiyou Digital, Uni-Force Development does not own and has never owned the equity in any other company or enterprise;

(iv)       Beauty Wave and Huiyou Digital do not own and have never owned the equity in any other company or enterprise;

(v)          Members of the Company Group have never serve as directors or taken other positions in any other company;

(vi)       The Company, China Wave and Uni-Force Development are just investment and holding companies, they do not conduct and have never conducted any business, and Beauty Wave and Huiyou Digital do not conduct and have never conducted any business, either; and

(vii) The data regarding the Company Group as shown in Schedule 1 are complete, authentic and correct.

6.3          The members of the Company Group do not have and have never had any place of business or branch except in their respective jurisdictions of incorporation.

6.4          The Company Group has never reduced, repaid or repurchased any of its share capital.

6.5          Currently, there is no outstanding share option or agreement that may demand the issuance of any share in the capital of the Company Group, or no person has been granted the right to demand the issuance of any share in the capital of the Company Group or demand the creation of any mortgage, hypothecation, pledge, lien or other security or encumbrance on the Sold Shares.

6.6          Copies of the Company Group’s memorandum and articles of association and Huiyou Digital’s articles of association as well as other documents delivered to the Purchaser are complete and accurate in all respects, and are attached with copies of all required resolutions and agreements. The members of the Company Group have observed their memorandums (if applicable) and articles of association in all material respects, and no activity, agreement, undertaking or right of the members of the Company Group exceeds their respective authority or is not authorized.

6.7         The register of members of the Company Group is most up-to-date and contains true, complete and accurate records of the shareholders. The Company Group has not received any notice applying or intending to apply to change the register of shareholder of the Company in accordance with applicable laws. All annual returns, tax returns and other documents that must be filed with competent authorities have been duly filed or declared within the applicable periods; in addition, all the legal requirements for the incorporation, existence and issuance of shares and other securities of the Company Group have been complied with.

7. General Business Matters

7.1           The Company Group (except Beauty Wave and Huiyou Digital) has not conducted any business, nor have they kept inventory to be used in any business.

7.2           Except those disclosed to the Purchaser by the Sellers, the fixed and non-fixed plants, machines, equipment, fixtures, fittings, facilities, vehicles and other tangible assets as well as all other fixed assets mentioned in associated accounts and any addition made as of the date of management accounts, all of which are used by the Company Group in the course of business, are the properties of relevant members of the Company Group and solely and absolutely held by such members; relevant assets are not burdened with or subject to any lien, mortgage, hypothecation, encumbrance, lease or installment agreement, credit sale agreement or deferred payment agreement or certificate for mortgaged goods, while the Company Group has proper and salable title to all the above-mentioned assets, and all such properties are owned or controlled by relevant companies within the Company Group; if it is disclosed that any such asset has been sold, such asset was not sold at a price lower than its book value. The ownership and use of any of the above assets by the Company Group or such assets themselves do not contravene any law, regulation or other requirement of legal force, all such assets owned or used by the Company Group are properly maintained to be suitable for use according to the intended purposes for which the Company Group bought or used them (if applicable).

7.3           Except where the relevant contracts are disclosed to the Purchaser and such disclosure has been accepted by the Purchaser, the Company Group has not entered into any of the following contracts:

(1)             Any contract that involves or may involve unusual or onerous responsibilities, restrictions or expenditure, or any relevant contract that cannot or will not be implemented or performed within three months upon its signature in accordance with its terms;

(2)             Any contract that materially or negatively affects the business or assets of the Company Group or restricts its due freedom in its daily business activities;

(3)             Any contract not concluded in the ordinary course of business (except the contracts entered into in accordance with this Agreement);

(4)             Any contract for purchase of materials or supply of materials or equipment that exceeds the needs of normal operation of the Company Group or whose necessary expenditure exceeds the equivalent of HKD 100,000;

(5)            Any joint venture, cooperation, joint operation, agency or partnership arrangement or agreement, or similar arrangement or agreement;

(6)             Any service contract (other than the contracts for the provision of general office services);

(7)             Any agreement in which any of the Sellers or any director of the Company Group has an interest (direct or indirect); or

(8)             Any contract whereby any company in the Company Group agrees to waive any right.

7.4           Any contract entered into by the Company Group contains no abnormal discount or other special clauses.

7.5           No contract or covenant, agreement or arrangement that is entered into by the Company Group or that the Company Group is subject to is invalid, revocable, illegal, unenforceable or violates any law or regulation.

7.6           The Company Group has no agreement that might be terminated or has been terminated due to the change in the control or the reorganization of the Board of Directors of the Company Group.

7.7           (If applicable) There is no such change in the control of the Company Group or reorganization of the Board of Directors of the Company Group as causes the major customers or suppliers of the Company Group to cease to be the customers or suppliers under the conditions and with the nature the same as those prior to the date when this Agreement is signed.

7.8           Prior to the date when this Agreement is signed, the Company Group has not delivered any goods that are not in compliance with relevant terms of sale or legal provisions, and the Company Group has not rendered any service prior to the date when this Agreement is signed.

7.9           Unless otherwise provided herein, the Company Group has made no material capital commitment.

7.10 The Sellers have provided complete and accurate data to the Purchaser regarding the banks or other financial institutions where the Company Group has opened accounts or owned safe deposit boxes as well as the names of persons authorized to withdraw money or access the safe deposit boxes.

7.11    All sums received by the Company Group have been deposited into such banks or financial institutions referred to in Article 7.10 hereinabove.

7.12 No loan, guarantee, pledge, mortgage, hypothecation, lien, bond or encumbrance (especially under the circumstance not limited to those mentioned above, no loan is granted to the directors or shareholders of the Company Group by or on behalf of the Company Group) is given, made or incurred by or on behalf of the Company Group, and no director or other person provides any guarantee or hypothecation for any financial matter or other debts of the Company Group.

7.13 The Company Group does not breach any provision of any contract or agreement to which it is a party or to which it is subject, and there is no matter that constitutes a breach or will constitute a breach after the issuance of a notice or the elapse of time, nor is there any loan or other sums that must be repaid prior to maturity under such contract or agreement. In addition, any contracting party that signs any agreement with the Company Group does not commit breach, either.

7.14 The Company Group is not the subject of the investigations or inquiries conducted by any governmental department or agency authorized by the government, and to the best knowledge of the Sellers, there is no fact that might give rise to such investigations or inquiries.

7.15 At any time, the Company Group has conducted its business in compliance with all applicable laws and regulations, and the Company Group does not commit any criminal offence or any tort, or violate any applicable law, regulation, rule, treaty, provision or other contractual requirement or condition in connection with the Company Group or its business. Without prejudice to the above-mentioned warranties, the Company Group has obtained all the licenses and letters of consent required to conduct business, and such licenses and letters of consent are validly existing and not suspended, revoked or cancelled or withdrawn for any reason.

7.16     The Company Group has not granted any person any letter of authorization or other express, implied or apparent authorization currently in effect to enter into any contract or make any commitment on behalf of the Company, except where authorized employees enter into general trade or business contracts within their normal scope of duties.

8. Confidential Information

The Company Group does not illicitly use any technical knowledge, list of customers or suppliers, business secret, technique or other confidential information (hereinafter referred to as “Confidential Information”) belonging to any third party by using any method or participating in any activity. No person claims actual or alleged improper use of his confidential information. The Company Group does not disclose any Confidential Information to any person, unless such disclosure occurs in the ordinary course of business of the Company Group and the persons receiving such Confidential Information are subject to the obligation to keep the confidentiality of such Confidential Information, and except the purposes for which the Company Group makes such disclosure, such persons may not divulge, use relevant information or make further disclosure.

9. Intellectual Property Rights

9.1           The Company Group does not allegedly infringe upon any patent right, copyright, trademark, design, business name or other intellectual property rights of any third party by using any method or participating in any activity.

9.2           All intellectual property rights used by the Company Group in its business are beneficially owned by or legally licensed to the Company Group, while all registrable intellectual property rights have been registered in the name of the

Company Group (or relevant company within the Company Group). The Company Group has taken all necessary actions to maintain its intellectual property rights, has applied for all applicable renewable intellectual property rights in a timely manner and paid corresponding registration fees at the expiration of relevant intellectual property rights. There is no objection or challenge against such intellectual property rights on any ground. In addition, there is no actual or alleged infringement upon such intellectual property rights so far.

9.3           The Company Group may freely dispose of relevant intellectual property rights, and such disposal will not breach any statutory or contractual obligation of the Company Group. The Company Group has not granted nor agrees to grant any third party any license or registration or use rights or other rights. The Company Group or its relevant business will not, and did not infringe upon the interests of any third party, which therefore may not assert the invalidity or unenforceability of any relevant intellectual property right.

9.4           Technologies involved are not the ones restricted or prohibited from export in Catalogue of Technologies Prohibited or Restricted from Export by China (as amended in 2008).

10. Trade Name

The Company Group does not conduct business in any other name except its own name.

11. Insurance

The Company Group has not suffered any uncovered non-recurring or abnormal loss.

12. Actions

12.1  The Company Group (whether in the capacity of the plaintiff or defendant or otherwise) is not involved in any legal process (whether civil, criminal or administrative legal processes) or arbitration, nor confronted with such action or arbitration, and none of such action or arbitration is pending.

12.2  To the best knowledge of the Sellers, there is now no fact or circumstance that might cause the Company Group to file or have any action or arbitration filed against it, nor is there any action or arbitration filed against any person, so that the Company Group is likely to assume liabilities for the act or negligence of such person.

12.3  The Company Group does not have unenforced court judgment, ruling, order or arbitral award, nor has any part of its business or assets been attached, seized, enforced or sued.

13. Employment - Related Matters

13.1 The Company Group recruits employees in conformity with the requirements of local laws.

13.2 Unless otherwise expressly specified herein, the Company Group has no plan or arrangement to distribute bonuses.

13.3 Unless otherwise expressly specified herein, the Company Group has no plans for share options or bonus stocks or similar plans.

14. General Matters

The conclusion of this Agreement and the Completion of Purchase hereunder will not result in the breach, cancellation and termination of the terms and conditions of any agreement, covenant or other documents to which the Company Group is a party or which restricts or affects any company within the Company Group or its property or assets, or constitute any negligence under such agreement, covenant or other documents, nor violate any law, regulation, rule, provision or any order, writ, injunction or decree of any court, administrative organ or agency authorized by law, to which any company within the Company Group is a subject.

Schedule 4
Deed of Tax Indemnity

Private and Confidential

[•], 2009

Among

(1) Persons Listed in the schedules

(the Seller)

And

(2) VODone Limited

(the Purchaser)

And

(3) Dragon Joyce Limited

(the Company)

Deed of Tax Indemnity

THIS DEED is entered into by and among the following parties on [•], 2009:

(1)   Companies listed in the schedules (hereinafter referred to as the “Sellers” or “Indemnifying Parties”);

(2)   VODone Limited (registration no. 16679), a limited liability company incorporated in Bermuda and listed on Stock Exchange of Hong Kong (“SEHK”) (stock code 00082), with its registered address at Room 3006, 30/F, Gloucester Tower, The Landmark, 11 Pedder Street, Central, Hong Kong (hereinafter referred to as the “Purchaser”); and

(3)   Dragon Joyce Limited (registration no. 1456475), a limited liability company incorporated in British Virgin Islands, with its registered address at P.O. Box 957, Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands (hereinafter referred to as the “Company”).

Whereas:

(1)   The Sellers and the Purchaser entered into a Transfer Agreement regarding the shares of the Company on October [•], 2009 as the Sellers and Purchaser respectively (hereinafter collectively referred to as “Transfer Agreement”, this term shall include the Agreement as supplemented and revised at any time), and the Purchaser agrees to purchase from the Sellers 70% of the issued share capital of the Company in accordance with the provisions of the Transfer Agreement. This Deed is entered into pursuant to the Transfer Agreement.

(2)   The deals and relevant transaction regarding the Company’s shares under the Transfer Agreement has been completed on this day. As provided by relevant terms thereof, the Sellers must sign this Deed with the Purchaser and the Company and provide the Purchaser with the compensation guarantee for certain tax liabilities.

Now, therefore, this Deed is concluded as follows:

1. Definitions

1.1  In this Deed (including the preface), unless otherwise defined, the terms defined therein or given meanings shall have the same meanings when used in the Transfer Agreement.

1.2  In this Deed (including the preface), unless the context otherwise requires:

“Estate Duty Ordinance” refers to Estate Duty Ordinance, Chapter 111 of the Laws of Hong Kong;

“Inland Revenue Ordinance” refers to Inland Revenue Ordinance, Chapter 112 of the Laws of Hong Kong;

“Estate Duty” means any tax that must be levied or paid under Estate Duty Ordinance, and includes any interest, penalty or other liabilities arising out of or resulting from the imposition or default or late payment of such tax;

“Inland Revenue Department” refers to Inland Revenue Department of Hong Kong;

“Relevant Transfer” means (i) with respect to any person, if such person makes a property transfer on or before the date hereof, but such property is transferred by such person in the capacity of fiduciary or the ownership of or interest in such property is limited to cease on his death, then the transfer of such property is not included; and (ii) any transfer within the meaning of the words and expressions used in Section 35 of Estate Duty Ordinance, “Where a person has made a transfer of property, other than an interest limited to cease on his death or property which he transferred in a fiduciary capacity” (the meaning of the words and expressions excerpted from Section 35 shall be interpreted in accordance with Section 3 of Estate Duty Ordinance);

“Tax Waiver” includes any relief, tax allowance, preference, tax offset or deduction that can be included into the calculation of profits, income or expenditure for the purpose of assessing payable taxes, as well as any tax credit available under any regulation or in connection with all other taxes;

“Tax” means:

(i)                      Any liability to pay taxes in any form, regardless of when it arises or is levied and whether it belongs to Hong Kong, Mainland China or any other place in the world, and without prejudice to the generality of the foregoing, such taxes include profits tax, prepaid profits tax, gross income business tax, income tax, value-added tax, interest tax, salaries tax, property tax, estate duty, death tax, capital tax, stamp duty, payroll tax, withholding income tax, rates, import duty and any general tax, duty, levy or rate or any payment made to the tax, customs or financial authorities at the regional, municipal, government, country, province or federal level (whether in Hong Kong, Mainland China, or in any other place in the world);

(ii)                                                              One or more payments referred to in Article 1.3; and

(iii)                                                           All expenses, interests, penalties, fees and expenditures in connection with or incidental to (a) tax liabilities, (b) cancellation or deprivation of tax relief, or (c) cancellation or deprivation of tax rebates, provided that relevant taxes fall within the compensation scope in Article 2 and Article 3 and such expenses, interests, penalties, fees and expenditures must be borne by the Company Group;

“Tax Claim” includes any assessment, notice, demand or other documents issued by Inland Revenue Department or any other legal or departmental authorities of Hong Kong, Mainland China or any other place in the world or the actions taken by such authorities or their representatives, which apparently indicate that the Company Group is obliged to pay or be imposed with any form of tax or payment or be deprived or sought to be deprived of any tax relief or tax rebate, to which the Company Group would otherwise be entitled but for such tax claim;

“This Deed” means this Compensation Contract that is originally signed and modified and supplemented from time to time.

1.3 A tax liability shall be deemed to have arisen if any tax relief or the tax rebate for any tax is deprived. The following provisions shall apply to the determination of the tax amount involved, assume that the Company Group has sufficient profit, turnover or other assessable income or expenditure to be given such tax relief or the tax relief arising from the full exercise of tax rebate has been fully offset, the tax amount involved is equal to (i) the amount of such tax relief or (ii) amount of tax rebate or (or) if the figure is small, the tax to be deducted for the Company Group due to such tax relief (assume such tax relief has not been deprived); the tax rate shall be subject to the relevant tax rate in effect and applicable to such tax relief within one or more periods or (if the tax rate is not determined within relevant period) the last known tax rate.

1.4 In this Deed:

(1)             Any reference to the income, profits or gains earned, accrued or collected will include any income, profit or gain deemed as earned, accrued or collected for the purposes of any regulation;

(2)             Unless contrary to the context, words in singular form include their plural forms, words referring to single gender include both genders and neutral, while any reference to any person includes the reference to the trade name, company, body corporate, and vice versa;

(3)             Any reference to the provisions shall mean the reference to the provisions hereof; and

(4)             The headings are inserted for convenience of reference only and shall not constitute a part hereof.

2. Estate Duty Compensation

2.1           The Indemnifying Parties hereby jointly and severally undertake to the Purchaser that, with respect to any loss or liability suffered by the Purchaser or the Company Group due to the occurrence of the circumstances mentioned in paragraphs (1), (2), (3) or (4) under this Article, the Indemnifying Parties must compensate the Purchaser within ten days upon effectiveness of the notice issued by the Purchaser or the Company Group and make the Purchaser fully and effectively compensated. Such loss or liability includes (but is not limited to) any sum that the Purchaser or any member of the Company Group has paid or is required to pay. The circumstances contained in this Article are as follows:

(1)             Due to the operation or citation of Section 35 and Section 43 of Estate Duty Ordinance, any member of the Company Group has now assumed or will hereafter have to assume the liability to pay any tax, while such liability is resulting from the following facts:

(a)             The decease of any person (whether before or after the execution of this Deed);

(b)             The deceased person made a relevant transfer to any member of the Company Group prior to the execution of this Deed; and

(c)              For the purposes of Estate Duty Ordinance, the properties of the Company Group or any part thereof must be listed into the properties transferred on the death of such deceased person;

(2)             Due to the operation or citation of Section 43(1) and Section 43 (7) of Estate Duty Ordinance, any member of the Company Group has now assumed or will thereafter have to assume any liability to compensate any third person for any estate duty, while such liability is resulting from the following facts:

(a)             The decease of any person (whether before or after the execution of this Contract);

(b)             The deceased person made a relevant transfer to any member of the Company Group prior to the execution of this Deed; and

(c)              For the purposes of Estate Duty Ordinance, the properties of the Company Group or any part thereof must be listed into the properties transferred on the death of such deceased person;

(3)             Due to the operation or citation of Section 43(1) (c) of Estate Duty Ordinance, any member of the Company Group has now assumed or will hereafter have to assume the liability to pay any tax, while such liability is resulting from the following facts:

(a)             The decease of any person (whether before or after the execution of this Deed);

(b)             The deceased person made a relevant transfer to any company (hereinafter referred to as “that Company”) other than any member of the Company Group prior to the execution of this Deed;

(c)              For the purposes of Estate Duty Ordinance, the properties of that Company or any part thereof must be listed into the properties transferred on the death of such deceased person; and

(d)             Prior to the execution of this Deed, that Company conducted asset distribution and any member of the Company Group has obtained the distributed assets from that Company,

Provided, however, that any member of the Company Group has obtained the compensation for estate duty from other third party pursuant to the provisions of Section 43 (7) (a) of Estate Duty Ordinance, such compensated portion shall be deducted from the compensation liabilities of the Indemnifying Parties under this Article.

(4)             With respect to any transfer of the shares of the Company Group completed prior to the execution of this Deed, any member of the Company Group has now assumed or will hereafter have to assume the liability to pay any tax due to the operation or citation of any regulation in Estate Duty Ordinance.

2.2           In the event that, prior to the execution of this Deed, any member of the Company Group is obliged to but fails to declare any deceased person and the related information to the Commissioner of Estate Duty, thus imposing legal liability on the

Company Group, the Indemnifying Parties hereby undertake to the Purchaser that, with respect to any loss or liability suffered by the Purchaser or the Company Group, the Indemnifying Parties must immediately give compensation to the Purchaser upon request and enable the Purchaser to obtain full and effective compensation at any time. Such loss or liability includes (but is not limited to) any fine, fee and expenditure that the Purchaser or any member of the Company Group has paid or is required to pay.

3. Tax Compensation

3.1          The Indemnifying Parties hereby undertake to the Purchaser that they will fully and effectively compensate the Purchaser for any loss or liability suffered by the Purchaser or the Company Group due to the tax claims against any member of the Company Group arising out of or in connection with any income, profit or gain earned, accrued or collected on or before the date of signature hereof or due to any matter occurring on or before the date of signature hereof (no matter whether such tax claims are independent or in conjunction with other circumstances, and whether such taxes are recoverable from any other company, firm or corporation), including (but not limited to) any reasonable cost and expense incurred by the Company Group.

3.2           The maximum compensation amount payable to the Purchaser by the Indemnifying Parties hereunder may not exceed the consideration amount referred to in Article 4.1 of the Transfer Agreement (except for the intention or fraud of the Indemnifying Parties).

4. No Double Claims

4.1           As provided herein, the claims made may not be:

(1)             Claims made by more than one party of the Company Group and the Purchaser regarding the same tax; or

(2)             Relevant claims that have been made in accordance with the Transfer Agreement.

5. Tax Claims

5.1           In case any tax claim covered by the compensation granted herein has been released (whether through the payment of taxes or the loss of any tax relief or the right to receive tax rebates) or assumed by the Purchaser or the Company Group, the compensation liability hereunder will become the effective commitment of the Indemnifying Parties, which must reimburse the Company for the sums paid by the Company Group or compensate the Company for the losses suffered due to the loss of any tax relief or the right to receive tax rebates within ten days upon effectiveness of the notice issued by the Purchaser or the Company Group.

5.2           In case of any tax claim, the Purchaser must issue or cause to be issued to the Indemnifying Parties a tax claim notice in accordance with the provisions of Article 9 as soon as reasonably practicable, but such notice is not a precondition for the liabilities that must be assumed by the Indemnifying Parties hereunder; furthermore, with respect to any such tax claim, the Purchaser must urge the Company Group to, upon request of the Indemnifying Parties, take or facilitate such actions as the Indemnifying Parties may reasonably require, so as to render such tax claim withdrawn or oppose, resist or withstand such tax claim and any relevant decision or appeal against or compromise such tax claim, provided that the Company Group has received the compensation or indemnity reasonably satisfactory to it provided by the Indemnifying Parties for all losses (including additional taxes), costs, compensations and expenses that are likely to arise from such tax claim.

6. Payment, Offset and Deduction

6.1           In the event that either the Purchaser or the Company Group recovers all or part of the refund of relevant taxes (whether in accordance with Section 79 of Inland Revenue Ordinance or other laws or regulations) after the Indemnifying Parties have made payments according to this Deed, the Purchaser must immediately reimburse such amount, in no case later than one month thereafter. In case the Company Group recovers such refund, the Purchaser must cause (to the extent that this is within the scope of powers of the Purchaser) to immediately reimburse the corresponding amount of such refund to the Indemnifying Parties, in no case later than one month thereafter; such reimbursed amount shall have the following items deducted:

(1)             The reasonable expenses, costs and fees incurred by the Purchaser or relevant member of the Company Group in recovering such refund; and

(2)             The amount of any additional tax calculated according to this Article that has been, will be paid but has not been included, while such amount has been paid by either the Purchaser or relevant member of the Company Group due to such refund.

6.2           Any sum to be paid by the Indemnifying Parties at maturity according to this Deed shall include the interests of the taxes that must be paid or will have to be paid but have not been paid by the Company Group in accordance with Section 71 (5) or Section 71 (5A) of Inland Revenue Ordinance or the provisions of similar regulations of other places.

6.3           All payments to be made by the Indemnifying Parties hereunder must be full amount, may not be subject to offset or counterclaim or attached with any restriction or condition, nor attached with any current or future tax, fee or other deductions or withholdings in whatsoever form. In case any such payment must be subject to any deduction or withholding, the Indemnifying Parties must additionally pay the required amount in conjunction with such payment, so that the Purchaser or the Company Group, as the beneficiary, will be able to receive the full amount of the payments due hereunder.

7. Limitations on Claims for Compensation

7.1           The compensations given hereunder do not cover the tax claims mentioned below:

(1)             Tax claims for which provisions have been made in the audit accounts and/or management accounts, or the following tax claims: the amounts used to pay or settle them have been included in the audit accounts and/or management accounts;

(2)             The tax claim liabilities resulting from any transaction conducted or matter occurring after the date of signature hereof;

(3)             The tax claims that would not have occurred but for the actions or omissions of the Purchaser or any member of the Company Group (except those occurring on or before the Completion Date of Purchase) upon signature of this Deed, or the tax claims that could have been reasonably avoided or enforced, or the tax claims arising from certain actions or omissions upon request of the Purchaser or with the prior written consent of the Purchaser;

(4)             The tax claims arising from the adoption or modification of any ordinance, rule, regulation, relevant interpretation, or any change in the administrative measures of any government, governmental department, agency or regulatory authorities (whether retroactive or not);

(5)             The tax claims arising from retroactive increase in the tax rate after the conclusion of the transaction; or

(6)             The tax claims arising from the changes in accounting policies as accepted by the Purchaser after the conclusion of the transaction.

8. Miscellaneous

8.1           The compensations given hereunder (based on full compensation) cover all reasonable costs and expenses incurred by the Purchaser or the Company Group with respect to any tax claim, as well as any fine, penalty or interest that must be paid by the Purchaser or the Company Group due to the tax claims for which the Indemnifying Parties are liable according to the provisions hereunder.

8.2           The compensation guarantees, covenants and warranties contained herein are also binding upon the personal representatives and successors of the Indemnifying Parties in order to safeguard the interests of the successors and assigns of the parties hereto.

8.3           In case any provision of this Deed is prohibited or made illegal or unenforceable in accordance with any applicable law of any court of legal jurisdiction, such provision shall be severed from this Deed to the extent permitted by such law and be deemed as invalid without changing the remaining provisions hereof as far as possible. However, if any provision of such applicable law may be waived, the parties hereto hereby waive such provision to the fullest extent permitted by such law, so that this Deed will remain effective, binding and enforceable in accordance with its terms.

8.4           If the Purchaser identifies any claim specified herein, it shall notify and submit relevant materials and proof to the Sellers as soon as possible, and take such actions as the Sellers may reasonably require, so that any member of the Company Group is able to seek to shun, resist, dispute, defend, compromise or appeal against such claim to reduce the amount of such claim or eliminate such claim.

8.5           Except with the written consent of the Sellers, the Purchaser and any member of the Company Group may not accept or acquiesce in the claims of the claimant or make a compromise with the claimant. However, in case the Sellers fail to grant the foregoing written consent within fourteen days upon effectiveness of the notice issued by the Purchaser or instruct the Purchaser to take actions according to Article 8.4 hereof, the Sellers shall be deemed to have authorized the Purchaser and/or relevant member of the Company Group to make disposal at their own discretion. Then, the Sellers shall still compensate the Purchaser or any relevant member of the Company Group in accordance with this Deed.

8.6           This Deed may be duly executed in several copies, all of which combine to constitute the same single document. The contracting parties may perform this Deed by executing such copies hereof.

9. Notices

9.1           Any notice, claim, request, court process, document or other communications (collectively referred to as “Communications” in this Article) must be written in Chinese and left at or sent to the address or fax number (if any) of relevant party as listed below, with the following persons as contacts, and/or left at or sent to other addresses or fax numbers last notified and designated by such party, where such Communications in connection with this Deed shall be left or sent:

To the Sellers:
King Reach Limited
Address: 3/F., 18 Pak Sha Road, Causeway Bay, Hong Kong
Fax no.: (852) 3580 0775
Attn.: Board of Directors

Great Faith Group Limited
Address: 3/F., 18 Pak Sha Road, Causeway Bay, Hong Kong

Fax no.: (852) 3580 0775
Attn.: Board of Directors

Allstrong Investments Limited
Address: Rooms 602 — 603, 6/F., Opulent Building, 402 — 406 Hennessy Road, Hong Kong
Fax no.: (852) 2833 0190
Attn.: Board of Directors

To the Purchaser:
Address: Room 3006, 30/F, Gloucester Tower, The Landmark, 11 Pedder Street, Central, Hong Kong
Fax no.: (852) 2869 8960
Attn.: Board of Directors

To Company:
Address: P.O. Box 957, Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands
Fax no.: (852) [• ]
Attn.: [ •]

9.2           If any communication to relevant party has been duly addressed as above, such communication will be deemed properly served at the time of the corresponding delivery mode:

Delivery mode	time of effective service
Local mail/courier service	24 hours after mailing
Fax	immediately after sending
Air express	3 days after mailing
Airmail	5 days after mailing

9.3           Any communication served according to Article 9.1 must be deemed sufficiently served. In proving that a communication has been served and/or received, it is sufficient to prove that such communication (as the case may be) has been left at the address of the recipient or the envelope of such communication has been duly addressed and sent to the address of the recipient or such communication has been duly faxed to the recipient. Any communication served via fax must be deemed as properly sent when the originating fax machine prints out the report of correct sending.

9.4           The provisions of this Article shall not exclude any other service methods or proofs of service for communications permitted by law.

10. Governing Law and Jurisdiction

10.1                               This Deed shall be governed by and interpreted in accordance with the laws of Hong Kong.

10.2                               With respect to any action arising out of or in connection with this Deed, the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Hong Kong.

10.3                               The Sellers [•] hereby irrevocably appoint [•] (address: [•], Tel: [•], Fax: [•]) as its agent (the “Sellers’ Agent”) to receive and confirm service of any writ, summons, order, verdict or other legal procedure notices (collectively referred to as the “Legal Notices”). Such service shall be deemed completed on delivery to the Sellers’ Agent or to the above address or latest address available by registered mail on the second business day after mailing, or in case there is a mailbox at the above address or the latest address available, such service shall be deemed completed when any legal notice is inserted into such mailbox (whether or not it is forwarded to and received by the Sellers). If the Sellers’ Agent is unable to continue to act as the agent for the Sellers for whatsoever reason, the Sellers shall appoint another agent in Hong Kong for the same purpose and notify the other parties hereto of such appointment in writing in accordance with Article 9. Pursuant to Article 9, unless and until the notice of the appointment of the new agent is received by the other party hereto, any legal notice will be deemed to have been duly served on each Seller if duly delivered to the Sellers’ Agent.

IN WITNESS WHEREOF, this Deed has been duly executed by the parties hereto as of the date first written above.

Sellers
King Reach Limited
Seal:

Authorized Representative (name):
Title:
Witness (name):
Signature:

Great Faith Group Limited
Seal:

Authorized Representative (name):
Title:
Witness (name):
Signature:

Allstrong Investments Limited
Seal:

Authorized Representative (name):
Title:
Witness (name):
Signature:

The Purchaser
VODone Limited
Seal:

Authorized Representative (name):
Title:
Witness (name):
Signature:

The Company
Dragon Joyce Limited
Seal:

Authorized Representative (name):
Title:
Witness (name):
Signature:

Schedule 5
Details of the Sellers

The Sellers
King Reach Limited
Great Faith Group Limited
Allstrong Investments Limited

Schedule 6
Subscription Application for Consideration Shares

Date: [•]

VODone Limited

To whom it may concern:

Subject: Subscription for Shares

This Company hereby applies to subscribe for [ •] common shares in the share capital of your Company, with par value of HKD 0.01 each share, at the subscription price of HKD [1.5] and agrees to abide by your Memorandum and Articles of association.

I/this Company/ have/has paid the total consideration of the above shares I/we have applied to subscribe for in accordance with Article 4 of the agreement entered into by and between this Company and your Company on October 9, 2009 regarding the transaction of the shares in Dragon Joyce Limited.

Now, this Company requests and authorizes your Company to deliver the share certificate of the above shares we have subscribed for. This Company hereby authorizes your Company to register [•] as the owner of the shares with the following details:

Name: [English]

Address: [English]

Best regards!

[•]

Schedule 7
Management Accounts

Dragon Joyce				Uni-	TOTAL	Adjustment			After ADJ
Limited	Dragon	Beauty	China	Force	-	DR	CR		TOTAL

Investment — Beauty Wave Ltd	7.80				7.80		1	7.80	—
Investment — China Wave Gp Ltd	93,600,000.00				93,600,000.00		2	93,600,00.00	—
Investment — Uni-Force Development Ltd			1.00		1.00		3	1.00	—
DF — King Reach Limited	6,497.40	,			6,497.40				6,497.40
DF — Greatfaith Group Limited	748.80				748.80				748.80
DF — Allstrong Investments Ltd	553.80				553.80				553.80
DF — Dragon Joyce Limited		7.80	7.80		15.60				15.60
DF — China Wave Group Ltd				1.00	1.00				1.00
Goodwill			93,599,992.20		93,599,992.20				93,599,992.20
Total Current Assets
Total Assets

LIABILITIES AND CAPITAL					—				—
					—				—
Current liabilities					—				—
DT — Shareholders	(93,610,507.80)	(10,500.00)	(9,501.00)	(9,950.00)	(93,640,458.80)				(93,640,458.80)
Total Current Liabilities					—				—
					—				—
Total Liabilities					—				—
					—				—
Capital					—				—
Paid-in Capital	(7,800.00)	(7.80)	(7.80)	(1.00)	(7816.60)	1,	16.60		(7,800.00)
						2,
						3

Share Premium Reserve			(93,599,922.20)		(93,599,922.20)	2	(93,599,922.20)		—
Net Income									—
Expenses									—
Business Registration Fee				2,450.00	2,450.00				2,450.00
Legal & Professional Fee	10,500.00	10,500.00	9,500.00	7,500.00	38,000.00				38,000.00
	—	—	—	—	—	93,600,008.80		93,600,008.80	—

ASSETS

Current Assets
DF — King Reach Limited	6,497.40
DF — Greatfaith Group Limited	748.80
DF — Allstrong Investment Ltd	553.80
DF — Dragon Joyce Limited	15.60
DF — China Wave Group Ltd	1.00
Goodwill	93,599,992.20
Total Current Assets		93,607,808.80
Total Assets		$93,607,808.80
LIABILITIES AND CAPITAL
Current Liabilities
DT — Shareholders	$93,640,458.80
Total Current Liabilities		93,640,458.80
Total Liabilities		93,640,458.80
Capital
Paid-in Capital	7,800.00
Net Income	(40,450.00)
Total Capital		(32,650.00)
Total Liabilities & Capital		$93,607,808.80

Year to Date
Revenues
Total Revenues	0.00
Cost of Sales
Total Cost of Sales	0.00
Gross Profit	0.00
Expenses
Business Registration Fee	2,450
Legal and Professional Fee	$38,000.00
Total Expenses	40,450.00

Net Income	$(40,450.00)